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                                                                   Exhibit 10.31


                              EMPLOYMENT AGREEMENT
                              --------------------

         THIS EMPLOYMENT AGREEMENT (the "Agreement") entered into as of August 11 2000, by and between Nationwide Mutual Insurance Company (the "Company") and Michael Helfer ("Executive").

         WHEREAS, pursuant to the Offer Letter dated June 15, 2000, between the Company and Executive (the "Offer Letter"), Executive has agreed to become the Executive Vice President-Corporate Development of the Company.

         WHEREAS, the parties desire to enter into an agreement to reflect Executive's executive capacities in the Company's business and to provide for Executive's employment by the Company, upon the terms and conditions set forth herein.

         WHEREAS, Executive has agreed to certain confidentiality, non-competition and non-solicitation covenants contained hereunder, in consideration of the benefits provided to Executive under this Agreement.

         WHEREAS, certain capitalized terms shall have the meanings given those terms in Section 4 of this Agreement.

         NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

         1. EMPLOYMENT. The Company hereby agrees to employ Executive, and Executive hereby accepts such employment and agrees to perform Executive's duties and responsibilities, in accordance with the terms, conditions and provisions hereinafter set forth. Executive shall commence employment on a date (not later than August 15, 2000) to be mutually agreed upon by the Company and Executive. Executive's first day of employment is referred to as the "Employment Date." The parties agree that the terms of this Agreement shall supersede and replace the Offer Letter. The parties further agree that Exhibit A hereto describes the key components of the executive compensation package, and that the terms of both the Agreement and the Exhibit A apply and that if and to the extent the provisions of this Agreement and Exhibit A are inconsistent the more generous to Executive shall apply so that Executive receives the full benefits of the key components of his compensation package as set forth on Exhibit A and in this Agreement.

         1.1. REPRESENTATIONS. Executive hereby represents to the Company that Executive is under no contractual obligation to refrain from working for a competitor of any prior employer. Executive also hereby represents to the Company that he knows of no circumstances that would adversely affect his ability to function effectively in the functions essential to the position of Executive Vice President-Corporate Development as described in this Agreement.



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         1.2. EMPLOYMENT TERM. This Agreement shall be effective as of the
Employment Date and shall continue until the third anniversary of the Employment Date, unless the Agreement is terminated sooner in accordance with Section 2 or 3 below. In addition, the term of the Agreement shall automatically renew for periods of one year unless either party gives written notice to the other party, at least 60 days prior to the end of the initial term or at least 60 days prior to the end of any one-year renewal period, that the Agreement shall not be further extended. The period commencing on the Employment Date and ending on the date on which the term of Executive's employment under the Agreement shall terminate is hereinafter referred to as the "Employment Term." If a Change of Control (as defined in Section 4) occurs, the Employment Term shall be automatically extended to the later of (i) the end of the then existing initial or renewal period or (ii) the date that is two years after the Change of Control, unless the Employment Term is sooner terminated according to Section 2 or 3 below. The failure of the Company to renew this Agreement shall not be considered a termination of Executive's employment under this Agreement and shall not give Executive grounds to terminate employment for Good Reason (as defined in Section 4) under this Agreement.

         1.3. DUTIES AND RESPONSIBILITIES. During the Employment Term, Executive shall serve as the Executive Vice President-Corporate Development of the Company, or in such other executive positions as the Board of Directors of the Company (the "Board") determines. Executive shall report to the Chief Executive Officer of the Company and shall perform all duties and accept all reasonable responsibilities incident to such position or as may be reasonably assigned to him by the Chief Executive Officer or the Board.

         1.4. EXTENT OF SERVICE. During the Employment Term, Executive agrees to use Executive's full and best efforts to carry out Executive's duties and responsibilities under Section 1.2 hereof with the highest degree of loyalty and the highest standards of care and, consistent with the other provisions of this Agreement, Executive agrees to devote substantially all of Executive's business time, attention and energy thereto. The foregoing shall not be construed as preventing Executive from making investments in other businesses or enterprises, provided that Executive agrees not to become engaged in any other business activity which, in the reasonable judgment of the Board, is likely to interfere with Executive's ability to discharge Executive's duties and responsibilities to the Company. The Executive will not serve on the board of directors of an entity unrelated to the Company (other than a non-profit charitable organization) without the consent of the Board.

         1.5. BASE SALARY. During the Employment Term, for all the services rendered by Executive hereunder, the Company shall pay Executive a base salary ("Base Salary"), at the annual rate of $450,000 per year, payable in installments at such times as the Company customarily pays its other employees. Executive's Base Salary shall be reviewed periodically for appropriate increases (but not decreases) by the Board (or a committee of the Board) pursuant to the Board's normal performance review policies for senior level executives.


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         1.6. RETIREMENT, WELFARE AND OTHER BENEFIT PLANS AND PROGRAMS. During
the Employment Term, Executive shall be entitled to participate in all employee retirement and welfare benefit plans and programs made available to the Company's senior level executives as a group, as such retirement and welfare plans may be in effect from time to time and subject to the eligibility requirements of such plans. During the Employment Term, Executive shall be provided with a Company automobile and other executive fringe benefits and perquisites under the same terms as those made available to the Company's senior level executives as a group, as such programs may be in effect from time to time. During the Employment Term, Executive shall be entitled to vacation and sick leave in accordance with the Company's vacation, holiday and other pay for time not worked policies. The Company's current executive policies and programs are described on Exhibit A. Nothing in this Agreement shall prevent the Company from amending or terminating any retirement, welfare or other employee benefit plans, programs, policies or perquisites from time to time as the Company deems appropriate.

         1.7. REIMBURSEMENT OF EXPENSES. During the Employment Term, Executive shall be provided with reimbursement of reasonable expenses related to Executive's employment by the Company on a basis no less favorable than that which may be authorized from time to time for senior level executives as a group.

         1.8. INCENTIVE COMPENSATION. During the Employment Term, Executive shall be entitled to participate in all short-term and long-term incentive programs established by the Company for its senior level executives generally, at levels commensurate with the benefits provided to other senior executives and Executive's position with the Company. Executive's incentive compensation shall be subject to the terms of the applicable plans and shall be determined based on Executive's individual performance and Company performance as determined by the Board (or a committee of the Board). The initial incentive compensation grants to be made to Executive are described on the attached Exhibit A.

         1.9. SUPPLEMENTAL EXECUTIVE RETIREMENT BENEFIT.

                  (a) Upon termination of employment for any reason, Executive will be entitled to receive from the Company a supplemental executive retirement benefit ("SERB") equal to:

                  (A) the accrued benefits that Executive would have received under the Nationwide Retirement Plan, Nationwide Supplemental Retirement Plan and Nationwide Excess Benefit Plan, as in effect at Executive's last day of active service, had Executive received Participation Service Credit as discussed in subsection (b) below and had covered compensation as discussed in subsection (c) below, reduced by

                  (B) the accrued benefits that Executive actually receives under the Nationwide Retirement Plan, Nationwide Supplemental Retirement Plan, Nationwide Excess Benefit Plan, and any other qualified and nonqualified defined benefit retirement plans of the Company and its Affiliates (including defined benefit retirement benefits payable under Section 2.4(b)(vi), 2.4(b)(vii), 3.4(b)(vi) and/or 3.4(b)(vii) of this Agreement) and (except



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         as provided otherwise in subsection (d) below) the accrued benefits that Executive actually receives under any qualified and nonqualified defined benefit retirement plans of Executive's former employers.

The SERB shall be paid in the same form and at the same time as Executive's benefit under the Nationwide Retirement Plan is paid (or would have been paid had Executive's benefit in the Retirement Plan been fully vested); provided that payment shall not begin until after the latest of (A), (B) or (C): (A) the Severance Period if Executive receives severance benefits under Section 2.4 or
3.4 below, (B) Executive's retirement date under the Nationwide Retirement Plan or (C) age 62. The supplemental benefits payable under this Section 1.9 and Sections 2.4 and 3.4 below shall not result in any duplication of benefits.

                  (b) Executive shall earn Participation Service Credit at an accrual rate of two months for each full or partial month of Executive's service with the Company or an Affiliate during the period beginning on the Employment Date and continuing for the first 60 months of Executive's service (maximum 120 months of Participation Service).

                  (c) For purposes of the SERB, Executive's "Final Average Pay" shall be calculated in the same manner as provided in the Nationwide Retirement Plan and Nationwide Supplemental Retirement Plan; provided, however, in no event will Executive's Final Average Pay for purposes of the SERB be less than Executive's initial annual Base Salary as described in Section 1.5 ($450,000 per year) and guaranteed 2000 annual bonus ($500,000).

                  (d) The SERB will be subject to reduction for benefits under qualified and non-qualified defined benefit retirement plans of Executive's former employers only if Executive voluntarily terminates employment before the fifth anniversary of the Employment Date (excluding death or Disability and, for the avoidance of doubt, excluding any termination, removal or resignation described in Section 2.1, 2.2, 2.3, 3.2 or 3.3), or if Executive's employment is terminated for Cause before the fifth anniversary of the Employment Date.

                  (e) In the event of Executive's termination of employment prior to age 65, Executive may elect to have the accrued SERB commence early (but not prior to age 62), subject to reduction for early commencement according to the terms of the Nationwide Retirement Plan. The Company shall calculate the SERB. The Company's obligation to provide the SERB on the terms described above shall survive the termination of this Agreement.

         2. TERMINATION. Executive's employment shall terminate upon the occurrence of any of the following events:

         2.1. TERMINATION WITHOUT CAUSE.The Company (by action of the Board) may remove Executive at any time without Cause (as defined in Section 4) from the position in which Executive is employed hereunder (in which case the Employment Term shall be deemed to have ended) upon not less than 60 days' prior written notice pursuant to Section 15 to Executive; provided, however, that, in the event that such notice is given, Executive shall be under no


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obligation to render any additional services to the Company and shall be allowed to seek other employment.

         2.2. RESIGNATION FOR GOOD REASON AFTER A SUBSTANTIAL REORGANIZATION. If the Board determines for purposes of this Agreement that a substantial reorganization of the Company has occurred, the Board may establish a period of time during which Executive may elect to resign if an event constituting Good Reason (as defined in Section 4) occurs. In that event, Executive may initiate termination of employment by resigning under this Section 2.2 for Good Reason during the period specified by the Board. Executive shall give the Company not less than 60 days prior written notice pursuant to Section 15 of such resignation.

         2.3. RESIGNATION UPON A CHANGE IN CHIEF EXECUTIVE OFFICER. If W.G. Jurgensen ceases to be the Chief Executive Officer of the Company before the third anniversary of the Employment Date, Executive shall have 120 days after Mr. Jurgensen ceases to be Chief Executive Officer to elect to resign. If Executive elects to so resign, Executive shall give the Company not less than 60 days prior written notice pursuant to Section 15 of such resignation. For purposes of this Section 2.3, the term "Company" shall include any successor to the Company by merger or otherwise.

         2.4. BENEFITS PAYABLE UPON TERMINATION WITHOUT CAUSE, RESIGNATION FOR GOOD REASON AFTER A SUBSTANTIAL REORGANIZATION, OR RESIGNATION AFTER A CHANGE IN CHIEF EXECUTIVE OFFICER.

                  (a) Upon any removal or resignation described in Section 2.1,
2.2 or 2.3 above, Executive shall be entitled to receive only the amount due to Executive under the Company's then current severance pay plan for employees, if any. No other payments or benefits shall be due under this Agreement to Executive, but Executive shall be entitled to any benefits accrued or earned in accordance with the terms of any applicable benefit plans and programs of the Company.

                  (b) Notwithstanding the provisions of Section 2.4(a), in the event of a removal or resignation described in Section 2.1, 2.2 or 2.3 during the Employment Term, if Executive executes and does not revoke a written release upon such removal or resignation, substantially in the form attached hereto as EXHIBIT B (the "Release"), of any and all claims against the Company and all related parties with respect to all matters arising out of Executive's employment by the Company, or the termination thereof (other than claims based upon any severance entitlements under the terms of this Agreement or entitlements under any plans or programs of the Company under which Executive has accrued a benefit), Executive shall be entitled to receive the severance benefits described below, in lieu of the payment described in Section 2.4(a). Payment of the lump sum benefits described below (other than as described in subsections (ii) and (iv) below) shall be made within 30 days after Executive's Termination Date (as defined in Section 4) or the end of the revocation period for the Release, if later.



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                           (i) Executive shall receive a lump sum cash payment
equal to two times Executive's annual Base Salary in effect immediately before the Termination Date (including salary reduction amounts of Base Salary under the Company's benefit plans and programs).

                           (ii) Executive shall receive Executive's annual
short-term incentive bonus (PIP) for the year in which Executive's Termination Date occurs, at the time that annual bonuses for the year are paid to other executives, based on the Company's actual performance for the year, but in an amount not less than Executive's target annual bonus in effect for the year.

                           (iii) The Company shall pay Executive an amount equal
to the after-tax cost to the Executive of continuing the medical and dental coverage under COBRA or the Company's retiree medical plan, if applicable, for Executive, and, where applicable, his spouse and dependents, for the greater of
(x) the 18-month period following the Termination Date or (y) the Severance Period (as defined in Section 4). The COBRA health care continuation coverage period under Section 4980B of the Code (as defined in Section 4) shall run concurrently with the period described in the preceding sentence.

                           (iv) Executive shall receive the following lump sum
payments with respect to the long-term incentive awards (LTPP) in effect for Executive at his Termination Date:

                                    (x) Executive shall receive a pro rated
         portion of each outstanding long-term incentive award for which Executive's Termination Date does not occur in the final year of the award period (for example, if the award period is three years, the awards for which the Termination Date occurs in year one or two). The pro rated payment for each such long-term incentive award shall be computed as the target incentive award in effect for Executive multiplied by a fraction, the numerator of which is the number of years that the incentive award has been outstanding (including the year in which the Termination Date occurs as a whole year) and the denominator of which is the number of years in the incentive award period.

                                    (y) Executive shall receive each long-term
         incentive award for which Executive's Termination Date occurs in the final year of the award period, at the time that such long-term incentive awards are paid to other executives, based on the Company's actual performance for the award period, but in an amount not less than Executive's target long-term incentive award in effect for such period.

The foregoing payments shall be made under the Company's long-term incentive plan, to the extent consistent with the terms of such plan. If the payments calculated above exceed the payments actually made to Executive under the Company's long-term incentive plan with respect to the foregoing awards, any such excess amount shall be paid to Executive under this Agreement.

                           (v) Executive's outstanding stock options and
restricted stock with respect to stock of Nationwide Financial Services, Inc. or any Affiliate of the Company shall become vested and exercisable on the Termination Date to the extent that such options and



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restricted stock would have become vested and exercisable on the next vesting date had Executive remained an employee of the Company. All other unvested stock options and restricted stock shall be forfeited, except to the extent that the applicable grant agreement requires otherwise. No additional grants shall be made to Executive after Executive's termination of employment.

                           (vi) Executive shall receive supplemental benefits
under this Agreement equal to:

                  (A) the accrued benefits that Executive would have received under the Nationwide Retirement Plan, Nationwide Supplemental Retirement Plan, Nationwide Excess Benefit Plan, Nationwide Savings Plan, Nationwide Supplemental Defined Contribution Plan and Nationwide Individual Deferred Compensation Plan, as in effect at Executive's Termination Date, had Executive's benefits under those Plans been fully vested as of Executive's Termination Date, reduced by

                  (B) the accrued benefits that Executive actually receives under the Nationwide Retirement Plan, Nationwide Supplemental Retirement Plan, Nationwide Excess Benefit Plan, Nationwide Savings Plan, Nationwide Supplemental Defined Contribution Plan and Nationwide Individual Deferred Compensation Plan.

The benefits under this subsection (vi) shall be paid in the same forms and at the same times as Executive's benefits under the applicable Plans described above are paid (or would have been paid had Executive's interests in the applicable Plans been fully vested); provided that payments with respect to benefits under the Nationwide Retirement Plan, Nationwide Supplemental Retirement Plan and Nationwide Excess Benefit Plan shall not begin until after the end of the Severance Period. The benefits payable under Section 1.9, this subsection (vi) and subsection (vii) below shall not result in any duplication of benefits.

                           (vii) If Executive's Termination Date occurs within
three years of the date on which Executive would have been first eligible to retire under the Nationwide Retirement Plan, Executive shall receive a supplemental benefit under this Agreement equal to:

                  (A) the accrued benefits that Executive would have received under the Nationwide Retirement Plan, Nationwide Supplemental Retirement Plan and Nationwide Excess Benefit Plan as in effect at Executive's Termination Date, had Executive earned service and age credit for the period ending on the first to occur of (i) three years after the Termination Date or (ii) the earliest date on which Executive would have been eligible to retire under the Nationwide Retirement Plan, and had Executive been fully vested in his benefit under such Plans, reduced by

                  (B) the accrued benefits that Executive actually receives under the Nationwide Retirement Plan, Nationwide Supplemental Retirement Plan and Nationwide Excess Benefit Plan, and the benefits payable under subsection (vi) above with respect to the


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         Nationwide Retirement Plan, Nationwide Supplemental Retirement Plan and
         Nationwide Excess Benefit Plan.

The benefits under this subsection (vii) shall be paid after the end of the Severance Period in the same forms and at the same times as Executive's benefits under the applicable Nationwide Plans are paid (or would have been paid had Executive's interests in the applicable Plans been fully vested).

                           (viii) The Company shall pay Executive a lump sum
cash payment equal to the matching contributions that the Company would have made for Executive under the Nationwide Savings Plan and the Nationwide Supplemental Defined Contribution Plan, as in effect at Executive's Termination Date, as if Executive continued in employment for the Severance Period, receiving compensation at a rate equal to Executive's covered compensation amount for the calendar year prior to the year in which the Termination Date occurs and as if Executive continued making the same rate of contributions to the Nationwide Savings Plan as in effect immediately before Executive's Termination Date.

                           (ix) The Company shall cause Executive to receive
service and age credit for purposes of eligibility under the Company's retiree medical plan, and service credit for purposes of cost-sharing, until the end of the Severance Period, as if Executive had continued in employment during the Severance Period.

                           (x) During the Severance Period, the Company shall
pay or reimburse Executive for the cost of outplacement assistance services (not to exceed a total of $11,000) provided by any outplacement agency selected by Executive.

                           (xi) During the Severance Period, the Company shall
pay or reimburse Executive for financial counseling services from the Company's financial counseling vendor in an annual amount equal to the value of the financial counseling services provided by the Company annually to Executive immediately before Executive's Termination Date.

                           (xii) Executive shall have the right to purchase from
the Company the Company-provided automobile used by Executive at Executive's Termination Date, at a price equal to the then fair market value of the automobile.

                           (xiii) Executive shall have the right to retain the
computer, printer, fax machine and office furniture that was provided by the Company for use by Executive at his residence at the Termination Date.

                           (xiv) Executive can elect to have the Company
transfer to Executive the country club membership that Executive received in connection with his employment with the Company, or Executive can elect to have the Company provide a loss of membership payment to Executive under the terms of the Company's country club membership program in effect for senior level executives at Executive's Termination Date.


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                           (xv) Executive shall receive any other amounts
earned, accrued or owing but not yet paid under Section 1 above and any other benefits in accordance with the terms of any applicable plans and programs of the Company.

         2.5. RETIREMENT OR OTHER VOLUNTARY TERMINATION. Executive may voluntarily terminate employment for any reason, including voluntary retirement, upon 60 days' prior written notice pursuant to Section 15. In such event, after the effective date of such termination, except as provided in Section 2.2, 2.3 or 3.3 (with respect to a resignation for Good Reason or after a change in Chief Executive Officer), the Company shall pay to Executive any amounts earned, accrued or owing but not yet paid under Section 1 above and any benefits accrued or earned under the Company's benefit plans and programs according to the terms of such plans and programs.

         2.6. DISABILITY. The Company (by action of the Board) may terminate Executive's employment if Executive has been unable to perform the essential functions of his position with the Company, with or without reasonable accommodation, by reason of physical or mental incapacity for a period of six consecutive months ("Disability"); provided, however, that the Company shall continue to pay Executive's Base Salary until the Company acts to terminate Executive's employment. Executive agrees, in the event of a dispute under this
Section 2.6 relating to Executive's Disability, to submit to a physical examination by a licensed physician selected by the Board. Executive acknowledges that the provisions of this Section 2.6 supersede the employment termination provisions otherwise applied to disabled employees. If Executive's employment terminates on account of Disability, no further payments shall be due under this Agreement. However, Executive shall be entitled to (i) any benefits due in accordance with the terms of any applicable benefit plans and programs of the Company and (ii) a pro rated bonus for the year in which Executive's Disability occurs, which bonus shall be calculated according to Section 2.4(b)(ii) above.

         2.7. DEATH. If Executive dies while employed by the Company, the Company shall pay to Executive's executor, legal representative, administrator or designated beneficiary, as applicable, (i) any amounts earned, accrued or owing but not yet paid under Section 1 above and any benefits accrued or earned under the Company's benefit plans and programs according to the terms of such plans and (ii) a pro rated bonus for the year in which Executive's death occurs, which bonus shall be calculated according to Section 2.4(b)(ii) above. Otherwise, the Company shall have no further liability or obligation under this Agreement to Executive's executors, legal representatives, administrators, heirs or assigns.

         2.8. CAUSE. The Company (by action of the Board) may terminate Executive's employment at any time for Cause upon written notice to Executive, in which event all payments under this Agreement shall cease, except for Base Salary and any other accrued obligations (including reimbursement of expenses properly incurred before the Termination Date in accordance with Company policy) to the extent already accrued. Executive shall be entitled to any benefits accrued or earned before his termination in accordance with the terms of any


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applicable benefit plans and programs of the Company; provided that Executive shall not be entitled to receive any unpaid short-term or long-term cash incentive payments or unvested options.

         3. CHANGE OF CONTROL.

         3.1. EFFECT OF CHANGE OF CONTROL. If a Change of Control occurs and Executive's employment terminates under the circumstances described below, the provisions of this Section 3 shall apply, instead of the provisions of Section 2.1, 2.2, 2.3 and 2.4.

         3.2. TERMINATION WITHOUT CAUSE UPON OR AFTER A CHANGE OF CONTROL. Upon or after a Change of Control, the Company (by action of the Board) may remove Executive at any time without Cause from the position in which Executive is employed hereunder (in which case the Employment Term shall be deemed to have ended) upon not less than 60 days' prior written notice pursuant to Section 15 to Executive; provided, however, that, in the event that such notice is given, Executive shall be under no obligation to render any additional services to the Company and shall be allowed to seek other employment.

         3.3. RESIGNATION FOR GOOD REASON UPON OR AFTER A CHANGE OF CONTROL. Upon or after a Change of Control, Executive may initiate termination of employment by resigning under this Section 3 for Good Reason (as defined in Section 4). Executive shall give the Company not less than 60 days' prior written notice pursuant to Section 15 of such resignation.

         3.4. BENEFITS PAYABLE UPON TERMINATION WITHOUT CAUSE OR RESIGNATION FOR GOOD REASON UPON OR AFTER A CHANGE OF CONTROL.

                  (a) Upon any removal or resignation described in Section 3.2 or 3.3 above, Executive shall be entitled to receive only the amount due to Executive under the Company's then current severance pay plan for employees, if any. No other payments or benefits shall be due under this Agreement to Executive, but Executive shall be entitled to any benefits accrued or earned in accordance with the terms of any applicable benefit plans and programs of the Company.

                  (b) Notwithstanding the provisions of Section 3.4(a), in the event of a removal or resignation described in Section 3.2 or 3.3 that occurs upon or after a Change of Control and during the Employment Term, if Executive executes and does not revoke a written Release upon such removal or resignation, Executive shall be entitled to receive the severance benefits described below, in lieu of the payment described in Section 3.4(a). Payment of the lump sum benefits described below (other than as described in subsection (ii) below) shall be made within 30 days after Executive's Termination Date or the end of the revocation period for the Release, if later.

                           (i) Executive shall receive a lump sum cash payment
equal to three times Executive's Compensation (as defined in Section 4).



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                           (ii) Executive shall receive Executive's annual
short-term incentive bonus (PIP) for the year in which Executive's Termination Date occurs, at the time that annual bonuses for the year are paid to other executives, based on the Company's performance for the year but in an amount not less than Executive's target annual bonus in effect for the year in which the Termination Date occurs.

                           (iii) During the Severance Period, the Company shall
cause Executive, and, where applicable, his spouse and dependents, to continue to be eligible for the medical, dental and life insurance coverage in effect immediately before the Change of Control (or generally comparable coverage) as if Executive had continued in employment during the Severance Period, and the Company shall pay the cost of such coverage; or, as an alternative, at the Company's election, the Company may pay Executive cash in lieu of such coverage in an amount equal to Executive's after-tax cost of continuing such coverage. The COBRA health care continuation coverage period under Section 4980B of the Code shall run concurrently with the Severance Period. If Executive qualifies for retiree medical coverage from the Company during any portion of the Severance Period, the Company may provide such retiree medical coverage during such portion of the Severance Period in lieu of the foregoing coverage.

                           (iv) Executive shall receive a lump sum payment equal
to the long-term incentive awards (LTPP) in effect for Executive on the Termination Date, based on the Company's actual performance through the Termination Date, but in an amount not less than the total target long-term incentive awards in effect for Executive on the Termination Date. The foregoing payment shall be made under the Company's long-term incentive plan, to the extent consistent with the terms of such plan. If the payment calculated above exceeds the payment actually made to Executive under the Company's long-term incentive plan with respect to the foregoing awards, any such excess benefit shall be paid to Executive under this Agreement.

                           (v) All stock options and restricted stock with
respect to stock of Nationwide Financial Services, Inc. or any Affiliate of the Company that are held by Executive shall become fully vested and exercisable as of the Termination Date (if not already vested and exercisable pursuant to the terms of the applicable plan).

                           (vi) Executive shall receive a supplemental benefit
under this Agreement equal to:


                  (A) the accrued benefits that Executive would have received under the Nationwide Savings Plan, Nationwide Supplemental Defined Contribution Plan and Nationwide Individual Deferred Compensation Plan, as in effect immediately before the Change of Control had Executive's benefits under those Plans been fully vested as of Executive's Termination Date, reduced by



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                  (B) the accrued benefits that Executive actually receives
         under the Nationwide Savings Plan, Nationwide Supplemental Defined Contribution Plan and Nationwide Individual Deferred Compensation Plan.

The benefits under this subsection (vi) shall be paid in the same forms and at the same times as the benefits under the applicable Plans described above are paid (or would have been paid had Executive's interests in the applicable Plans been fully vested), as in effect immediately before the Change of Control. The benefits under Section 1.9, this subsection (vi) and subsection (vii) below shall not result in any duplication of benefits.

                           (vii) Executive shall receive a supplemental benefit
under this Agreement equal to:

                  (A) the accrued benefits that Executive would have received under the Nationwide Retirement Plan, Nationwide Supplemental Retirement Plan and Nationwide Excess Benefit Plan had Executive received credit for eligibility, age, compensation and benefit accrual purposes during the Severance Period under the Nationwide Retirement Plan, Nationwide Supplemental Retirement Plan and Nationwide Excess Benefit Plan, each as in effect immediately before the Change of Control, calculated as if Executive had continued in employment during the Severance Period, receiving compensation at the same times as compensation is normally paid and in amounts equal to the Compensation, and as if Executive had been fully vested in his benefits under such Plans, reduced by

                  (B) the accrued benefits that Executive actually receives under the Nationwide Retirement Plan, Nationwide Supplemental Retirement Plan and Nationwide Excess Benefit Plan.

The benefits under this subsection (vii) shall be paid after the end of the Severance Period in the same forms and at the same times as benefits under the applicable Plans described above are paid (or would have been paid had Executive's interests in the applicable Plans been fully vested), as in effect immediately before the Change of Control.

                           (viii) The Company shall pay Executive a lump sum
cash payment equal to the matching contributions that the Company would have made for Executive under the Nationwide Savings Plan and the Nationwide Supplemental Defined Contribution Plan, as in effect immediately before the Change of Control, as if Executive continued in employment for the Severance Period receiving Executive's Compensation and as if Executive continued making the same rate of contributions to the Nationwide Savings Plan as in effect immediately before Executive's Termination Date.

                           (ix) The Company shall cause Executive to receive
service and age credit for purposes of eligibility, and service credit for purposes of cost-sharing, under the Company's retiree medical plan until the end of the Severance Period, as if Executive had continued in employment during that period.

                           (x) During the Severance Period, the Company shall
pay or reimburse Executive for the cost of outplacement assistance services (not to exceed a total of $11,000) provided by any outplacement agency selected by Executive.

                           (xi) During the Severance Period, the Company shall
pay or reimburse Executive for financial counseling services from the Company's financial counseling vendor in an annual amount equal to the value of the financial counseling services provided by the Company annually to Executive immediately before the Change of Control.

                           (xii) Executive may continue to use the
Company-provided automobile used by Executive at Executive's Termination Date during the Severance Period (at the cost and expense of the Company). At the end of the Severance Period, Executive shall have the right to purchase the automobile from the Company, at a price equal to the then fair market value of the automobile.

                           (xiii) Executive shall have the right to retain the
computer, printer, fax machine and office furniture that was provided by the Company for use by Executive at his residence at the Termination Date.

                           (xiv) During the Severance Period, the Company shall
continue to pay the dues on the country club membership that Executive received in connection with his employment with the Company. At the end of the Severance Period, Executive can elect to have the Company transfer the country club membership to Executive, or Executive can elect to have the Company provide a loss of membership payment to Executive under the terms of the Company's country club membership program in effect for senior level executives at Executive's Termination Date.

                           (xiv) Executive shall receive any other amounts
earned, accrued or owing but not yet paid under Section 1 above and any other benefits in accordance with the terms of any applicable plans and programs of the Company.

         3.5. INCREASE IN PAYMENTS UPON A CHANGE OF CONTROL.

                  (a) Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined that any payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a "Payment"), would constitute an "excess parachute payment" within the meaning of Section 280G of the Code, the Company shall pay Executive an additional amount (the "Gross-Up Payment") such that the net amount retained by Executive after deduction of any excise tax imposed under Section 4999 of the Code, and any federal, state and local income tax, employment tax and excise tax imposed upon the Gross-Up Payment, shall be equal to the Payment. For purposes of determining the amount of the Gross-Up Payment, unless Executive specifies that other rates apply, Executive shall be deemed to pay federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive's residence on Executive's Termination Date, net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes.

                  (b) All determinations to be made under this Section 3.5 shall be made by the Company's independent public accountant immediately prior to the Change of Control (the "Accounting Firm"), which firm shall provide its determinations and any supporting calculations both to the Company and Executive within 20 days after Executive's Termination Date. Any such determination by the Accounting Firm shall be binding upon the Company and Executive. Within ten days after the Accounting Firm's determination, the Company shall pay the Gross-Up Payment to Executive.

                  (c) Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after Executive knows of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

                           (i) give the Company any information reasonably
requested by the Company relating to such claim,

                           (ii) take such action in connection with contesting
such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                           (iii) cooperate with the Company in good faith in
order to contest such claim effectively, and

                           (iv) permit the Company to participate in any
proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any excise tax, income tax or employment tax, including interest and penalties, with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 3.5, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearing and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a termination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine. If the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any excise tax, income tax or employment tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance. Any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due shall be limited solely to such contested amount. The Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                  (d) If, after the receipt by Executive of an amount advanced by the Company pursuant to this Section, Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Company's complying with the requirements of subsection (b)) promptly pay to the Company the amount of such refund, together with any interest paid or credited thereon after taxes applicable thereto. If, after the receipt by Executive of an amount advanced by the Company pursuant to this Section, a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

                  (e) All of the fees and expenses of the Accounting Firm in performing the determinations referred to in subsections (b), (c) and (d) above shall be borne solely by the Company. The Company agrees to indemnify and hold harmless the Accounting Firm from any and all claims, damages and expenses resulting from or relating to its determinations pursuant to subsections (b),
(c) and (d) above, except for claims, damages or expenses resulting from the gross negligence or wilful misconduct of the Accounting Firm.

         4. DEFINITIONS. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 4:

                  (a) "AFFILIATE" shall mean any subsidiary of the Company and any other entity that, directly or indirectly, through one or more intermediaries, is controlled by or is under common control with the Company, as determined by the Board.

                  (b) "CAUSE" shall mean any of the following grounds for termination of Executive's employment:

                           (i) Executive shall have been convicted of a felony;

                           (ii) Executive neglects, refuses or fails to perform his material duties to the Company (other than a failure resulting from Executive's incapacity due to physical or mental illness), which failure has continued for a period of at least 30 days after a written notice of demand for substantial performance, signed by a duly authorized officer of the Company, has been delivered to Executive specifying the manner in which Executive has failed substantially to perform;

                           (iii) Executive engages in misconduct in the performance of his duties;

                           (iv) Executive engages in public conduct that is harmful to the reputation of the Company;

                           (v) Executive breaches any written non-competition, non-disclosure or non-solicitation agreement in effect with the Company, including without limitation the provisions of Section 6 or 7 of this Agreement; or

                           (vi) Executive breaches the Company's written code of business conduct and ethics.

                  (c) "CHANGE OF CONTROL" shall mean the happening of any of the following events with respect to the Company, as described in subsections (i) and (ii) below:

                           (i) The following events shall constitute a Change of
         Control:

                  (A) A sale or other disposition of all or substantially all of the assets of the Company;

                  (B) A liquidation or dissolution of the Company;

                  (C) A change in the composition of 50% or more of the members of the Board as a result of a merger, financial arrangement (such as the sale of surplus notes of the Company) or other corporate transaction, such that the directors who were members of the Board immediately before the transaction cease, within two years after the transaction, to constitute 50% or more of the board of directors of the Company or the successor corporation;

                  (D) Entry into an affiliation agreement giving any individual, entity or group, other than policyholders, the power to direct or cause the direction of the management and policies of the Company;

                  (E) Entry into an agreement reinsuring all or substantially all the business of the Company (other than through an Affiliate of the Company); or

                  (F) Consummation of a sale or other disposition of a controlling interest in the Company, other than to a direct or indirect wholly owned subsidiary of the Company.

                           (ii) In addition to the foregoing, the Board may
determine, in its sole discretion, that any of the events described below shall constitute a Change of Control for purposes of this Agreement. None of the events described in this Section 4(c)(ii) shall be considered a Change of Control for purposes of this Agreement unless the Board determines, in a written resolution, that the event shall be considered a Change of Control for purposes of this Agreement, and nothing in this Agreement shall obligate the Board to make any such determination. The following events may constitute a Change of Control if so designated by the Board:

                  (A) A demutualization of the Company;

                  (B) Establishment of a mutual holding company structure for the Company; or

                  (C) Any reorganization or other event that the Board considers appropriate to characterize as a Change of Control for purposes of this Agreement.

                  (d) "CODE" shall mean the Internal Revenue Code of 1986, as amended.

                  (e) "COMPENSATION" shall mean (i) Executive's annualized Base Salary in effect at Executive's Termination Date (or immediately before a Change of Control, if greater), plus (ii) the target annual bonus in effect for Executive for the year in which the Termination Date occurs (or the year in which a Change of Control occurs, if greater), together with (iii) all salary reduction authorized amounts of such compensation under any of the Company's benefit plans or programs for such calendar year. "Compensation" shall not include the value of any long-term incentive compensation, restricted stock or stock options or any exercise thereunder.

                  (f) "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

                  (g) "GOOD REASON" shall mean the occurrence of any of the following events, except in connection with the termination of Executive's employment for Disability, Cause, as a result of death or by Executive other than for Good Reason and except as provided in the last sentence of this subsection (g):

                           (i) A change in Executive's position and responsibilities (including reporting responsibilities) that represents a substantial diminution, as reasonably determined by the Board, of Executive's position and responsibilities as in effect immediately prior thereto;

                           (ii) The relocation of the offices of the Company at which Executive is principally employed to a location more than 50 miles from the location of such offices immediately prior to the relocation, or the Company's requiring Executive to be based anywhere other than such offices, except for required travel on the Company's business to an extent substantially consistent with the Executive's business travel obligations at the date of this Agreement;

                           (iii) The failure of the Company to provide Executive with aggregate compensation (Base Salary and target long-term and short-term incentive compensation) or aggregate benefits that are at least equal (in terms of benefit levels and reward opportunities) to those provided by the Company to Executive immediately before the change; provided, however, that a change in compensation or benefits for all executives of the Company, in which Executive is treated similarly as all other executives of a comparable responsibility level, shall not constitute Good Reason under this Agreement; or

                           (iv) The failure of the Company to obtain from its successors the express assumption and agreement required under Section 16 hereof.

Notwithstanding the foregoing, Executive shall not have Good Reason for termination if, within 60 days after the date on which Executive gives notice of his termination, as provided in Section 5, the Company corrects the action or failure to act that constitutes the grounds for termination for Good Reason as set forth in Executive's notice of termination.

                  (h) "TERMINATION DATE" shall mean the effective date of the termination of Executive's employment relationship with the Company pursuant to this Agreement.

                  (i) "SEVERANCE PERIOD" shall mean (x) in the event of a termination of employment described in Section 2.1, 2.2 or 2.3, the period beginning on Executive's Termination Date and ending two years after the Termination Date and (y) in the event of a termination of employment described in Section 3.2 or 3.3, the period beginning on Executive's Termination Date and ending three years after the Termination Date.

         5. NOTICE OF TERMINATION. Any termination of Executive's employment shall be communicated by a written notice of termination to the other party hereto given in accordance with Section 15. The notice of termination shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) briefly summarize the facts and circumstances deemed to provide a basis for a termination of employment and the applicable provision hereof, and (iii) specify the Termination Date in accordance with the requirements of this Agreement.

         6. CONFIDENTIAL INFORMATION/PUBLIC ANNOUNCEMENT.

                  (a) Executive recognizes and acknowledges that, by reason of Executive's employment by and service to the Company during and, if applicable, after the Employment Term, Executive will continue to have access to certain confidential and proprietary information relating to the business of the Company, which may include, but is not limited to, trade secrets, trade "know-how", customer information, supplier information, cost and pricing information, marketing and sales techniques, strategies and programs, computer programs and software and financial information (collectively referred to as "Confidential Information"). Executive acknowledges that such Confidential Information is a valuable and unique asset of the Company and Executive covenants that Executive will not, unless expressly authorized in writing by the Board, at any time during the course of Executive's employment, use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation except in connection with the performance of Executive's duties for the Company and in a manner consistent with the Company's policies regarding Confidential Information. Executive also covenants that at any time after the termination of such employment, directly or indirectly, Executive will not use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation, unless such information is in the public domain through no fault of Executive or except when required to do so by law or legal process, in which case Executive will inform the Company in writing promptly of such required disclosure, but in any event at least two business days prior to disclosure. All written Confidential Information (including, without limitation, in any computer or other electronic format) which comes into Executive's possession during the course of Executive's employment shall remain the property of the Company. Except as required in the performance of Executive's duties for the Company, or unless expressly authorized in writing by the Board, Executive shall not remove any written Confidential Information from the Company's premises, except in connection with the performance of Executive's duties for the Company and in a manner consistent with the Company's policies regarding Confidential Information. Upon termination of Executive's employment, Executive agrees immediately to return to the Company all written Confidential Information in Executive's possession. For the purposes of this Section 6, the term "Company" shall be deemed to include the Company, its Affiliates and their successors.

                  (b) The Executive and the Company shall mutually agree on the timing, substance and other elements of a press release or any other announcement pertaining to Executive's employment by the Company. Executive and the Company agree not to communicate or disclose Executive's position with the Company or the facts and circumstances leading up to this agreement, exclusive of attorneys, agents and persons with a need to know, until such mutually agreeable press release, other announcement or public disclosure is made.

         7. NON-COMPETITION; NON-SOLICITATION.

                  (a) During Executive's employment by the Company and for a period of one year after Executive's termination of employment for any reason, Executive will not, except with the prior written consent of the Board, directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, or use or permit Executive's name to be used in connection with, any business or enterprise which is engaged in any financial services, insurance or other business that is competitive with any business or enterprise in which the Company is engaged, anywhere in the world, during Executive's employment or (with respect to the application of this covenant after Executive's termination of employment) during the two year period preceding Executive's termination of employment. The parties acknowledge that the Company engages in its business on a worldwide basis, and Executive acknowledges that his responsibilities extend to the Company's worldwide operations.

                  (b) The foregoing restrictions shall not be construed to prohibit the ownership by Executive of less than five percent of any class of securities of any corporation which is engaged in any of the foregoing businesses having a class of securities registered pursuant to the Exchange Act, provided that such ownership represents a passive investment and that neither Executive nor any group of persons including Executive in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part in its business, other than exercising Executive's rights as a shareholder, or seeks to do any of the foregoing. Further, the foregoing restrictions shall not prohibit Executive from engaging in private law practice, and shall not prohibit Executive from representing any clients, whether or not engaged in any financial services, insurance or other business that is competitive with any business or enterprise in which the Company is engaged pursuant to such private law practice.

                  (c) Executive further covenants and agrees that during Executive's employment by the Company and for a period of one year thereafter, Executive will not, except with the prior written consent of the Board, directly or indirectly, solicit or hire, or encourage the solicitation or hiring of, any person who was a managerial or higher level employee of the Company at any time during the term of Executive's employment by the Company by any employer other than the Company for any position as an employee, independent contractor, consultant or otherwise. The foregoing covenant of Executive shall not apply to any person after 12 months have elapsed after the date on which such person's employment by the Company has terminated.

                  (d) The covenants described in this Section 7 shall continue to apply during the period specified herein after Executive's termination of employment for any reason, without regard to whether Executive executes a Release or receives any severance benefits as a result of such termination. If Executive breaches any of the covenants described in this Section 7, the applicable period during which the covenant applies shall be tolled during the period of the breach.

                  (e) For the purposes of this Section 7, the term "Company" shall be deemed to include the Company, its Affiliates and their successors.

         8. EQUITABLE RELIEF.

                  (a) Executive acknowledges and agrees that the restrictions contained in Sections 6 and 7 are reasonable and necessary to protect and preserve the legitimate interests, properties, goodwill and business of the Company, that the Company would not have entered into this Agreement in the absence of such restrictions and that irreparable injury will be suffered by the Company should Executive breach any of the provisions of those Sections. Executive represents and acknowledges that (i) Executive has been advised by the Company to consult Executive's own legal counsel in respect of this Agreement, and (ii) Executive has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with Executive's counsel.

                  (b) Executive further acknowledges and agrees that a breach of any of the restrictions in Sections 6 and 7 cannot be adequately compensated by monetary damages. Executive agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of Sections 6 or 7 hereof, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. In the event that any of the provisions of Sections 6 or 7 hereof should ever be adjudicated to exceed the time, geographic, service, or other limitations permitted by applicable law in any jurisdiction, it is the intention of the parties that the provision shall be amended to the extent of the maximum time, geographic, service, or other limitations permitted by applicable law, that such amendment shall apply only within the jurisdiction of the court that made such adjudication and that the provision otherwise be enforced to the maximum extent permitted by law.

                  (c) Notwithstanding anything in this Agreement to the contrary, if Executive breaches any of Executive's obligations under Sections 6 or 7 hereof, the Company shall thereafter be obligated only for the compensation and other benefits provided in any Company benefit plans, policies or practices then applicable to Executive in accordance with the terms thereof, and all payments under Sections 1.9, 2 and 3 of this Agreement shall cease.

                  (d) Executive irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising out of Section 6 or 7 hereof, including without limitation, any action commenced by the Company for preliminary and permanent injunctive relief and other equitable relief, may be brought in a United States District Court for Ohio, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Columbus, Ohio, (ii) consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) waives any objection which Executive may have to the laying of venue of any such suit, action or proceeding in any such court. Executive also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Section 15 hereof.

                  (e) Executive agrees that for a period of three years following the termination of Executive's employment for any reason, Executive will provide, and at all times after the date hereof the Company may similarly provide, a copy of Sections 6 and 7 hereof to any business or enterprise (i) which Executive may directly or indirectly own, manage, operate, finance, join, control or in which Executive may participate in the ownership, management, operation, financing, or control, or (ii) with which Executive may be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise, or in connection with which Executive may use or permit to be used Executive's name; provided, however, that this provision shall not apply in respect of Section 7 after expiration of the time periods set forth therein.

                  (f) For the purposes of this Section 8, the term "Company" shall be deemed to include the Company, its Affiliates and their successors.

         9. INDEMNIFICATION. The Company shall indemnify Executive with respect to his actions in the performance of his duties as set forth in Section 1.3 to the fullest extent permitted by the Company's Amended and Restated Code of Bylaws as in effect from time to time.

         10. NON-EXCLUSIVITY OF RIGHTS; RESIGNATION FROM BOARDS.

                  (a) Nothing in this Agreement shall prevent or limit Executive's continuing or future participation in or rights under any benefit, bonus, incentive or other plan or program provided by the Company and for which Executive may qualify; provided, however, that if Executive becomes entitled to and receives the payments described in Section 2.4(b) or 3.4(b) of this Agreement, Executive hereby waives Executive's right to receive payments under any severance plan or similar program applicable to all employees of the Company.

                  (b) If Executive's employment with the Company terminates for any reason, Executive shall immediately resign from all boards of directors of the Company, any Affiliates and any other entities for which Executive serves as a representative of the Company.

         11. SURVIVORSHIP. The respective rights and obligations of the parties under this Agreement (including without limitation Sections 6, 7 and 8) shall survive any termination of Executive's employment to the extent necessary to the intended preservation of such rights and obligations.

         12. MITIGATION. Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise, and there shall be no offset against amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain.

         13. BENEFIT PLANS; OUTSTANDING AWARDS. All references in this Agreement to specific retirement or other benefit plans of the Company shall be deemed to include any successor retirement or other benefit plans. The terms of Executive's outstanding stock options, restricted stock and long-term incentive awards are hereby amended to provide that, without adversely affecting any rights that Executive has under such award agreements, the award agreements are amended to provide for the accelerated vesting and payments upon termination of employment as provided in Sections 2.4(b)(iv), 2.4(b)(v), 3.4(b)(iv) and 3.4(b)(v) of this Agreement, to the extent consistent with the applicable plans. In all respects not amended, the provisions of such outstanding awards shall remain in effect according to their terms.

         14. ARBITRATION; EXPENSES. In the event of any dispute under the provisions of this Agreement, other than a dispute in which the primary relief sought is an equitable remedy such as an injunction, the parties shall be required to have the dispute, controversy or claim settled by arbitration in Columbus, Ohio in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association, before a panel of three arbitrators, two of whom shall be selected by the Company and Executive, respectively, and the third of whom shall be selected by the other two arbitrators. Any award entered by the arbitrators shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The arbitrators shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of the Agreement. In the event of a dispute, each party shall be responsible for its own expenses (including attorneys' fees) relating to the conduct of the arbitration, and the parties shall share equally the fees of the American Arbitration Association. Each party shall give the other party written notice as described in Section 15 of its intent to submit a claim under this Agreement to arbitration and a description of the basis of such claim, within six months after the event giving rise to the claim occurs.

         15. NOTICES. All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

         If to the Company, to:

               Nationwide Mutual Insurance Company
               One Nationwide Plaza, 1-35-03
               Columbus, OH  43215
               Attention: Senior Vice President - Chief Human Resources Officer
                          Senior Vice President - General Counsel

         With a required copy (not constituting notice) to:

               Morgan, Lewis & Bockius LLP
               1701 Market Street
               Philadelphia, PA  19103-2921
               Attention:  Francis M. Milone, Esquire

         If to Executive, to:

               Michael Helfer
               1336 31st Street
               Washington, DC  20007

         With a required copy (not constituting notice) to:

               Williams & Connolly LLP
               725 Twelfth Street, NW
               Washington, DC  20005-5901

               Attention:  Robert B. Barnett, Esquire

or to such other names or addresses as the Company or Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

         16. CONTENTS OF AGREEMENT; AMENDMENT AND ASSIGNMENT.

                  (a) This Agreement and the Exhibits attached hereto set forth the entire understanding between the parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment approved by the Board and executed on its behalf by a duly authorized officer of the Company and by Executive.

                  (b) All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Executive under this Agreement are of a personal nature and shall not be assignable or delegatable in whole or in part by Executive. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, within 15 days of such succession, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place.

         17. SEVERABILITY. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

         18. REMEDIES CUMULATIVE; NO WAIVER. No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

         19. BENEFICIARIES/REFERENCES. Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable under this Agreement following Executive's death by giving the Company written notice thereof. In the event of Executive's death or a judicial determination of Executive's incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to Executive's beneficiary, estate or other legal representative.

         20. MISCELLANEOUS. All section headings used in this Agreement are for convenience only. This Agreement may be executed in counterparts, each of which is an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

         21. WITHHOLDING; TAXES. All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. Except as specifically provided otherwise in this Agreement, Executive shall be responsible for all taxes applicable to amounts payable under this Agreement and payments under this Agreement shall not be grossed up for taxes.

         22. GOVERNING LAW. This Agreement shall be governed by and interpreted under the laws of the State of Ohio without giving effect to any conflict of laws provisions.

         IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.

                                         NATIONWIDE MUTUAL INSURANCE COMPANY


                                         By:
                                            ----------------------------------
                                         Name:
                                         Title:

                                    EXHIBIT A
                                    ---------

                      NATIONWIDE BENEFITS - KEY COMPONENTS

                                 MICHAEL HELFER

The key components of the current Nationwide benefits for Executive are described below. All benefits are subject to the terms of the applicable plans and programs.

SHORT TERM INCENTIVE

-        Performance Incentive Plan (PIP)
-        PIP:  80% of base salary is target = $360,000 (annualized)
         Maximum is not determinable, but is at least 160% of base salary = $720,000+
- Exceptions; Full-year participation for 2000 plan year; guaranteed 3/2001 payment of no less than $500,000, and 3/2002 payment at no less than target, if Executive remains an employee through the payment date or payment is otherwise due under the Agreement

LONG-TERM INCENTIVE (HAS 2 COMPONENTS:  LTPP & LTEP)

NFS, Inc. Equity
----------------

Long-term Equity (LTEP)
-----------------------

-        Participation in NFS, Inc. Long-Term Equity Plan (LTEP)
-        Grants require NFS Compensation Committee approval
-        2000 grant = 24,200 shares of non-qualified NFS stock options
-        Vesting is _ per year (100% vesting after 3 years)
-        Total option term is 10 years
-        Option price is FMV on grant date
-        Will have the standard provisions for executive grants
-        Future participation consistent with executive grade level
-        Hiring Inducement Exception:
         *       5,000 shares of NFS restricted stock
         * Restrictions lapse: 50% after 3 years, 75% after 4 years, 100% after 5 years
         *       Restricted stock carries dividend and voting rights
         *       Will have the standard provisions for executive grants

Long-Term Performance Plan (LTPP)
---------------------------------

-        Participation in Nationwide Insurance (P/C) Long-Term Performance Plan
         (LTPP)
- 2000-2002 performance cycle grant = $434,000 target award opportunity (guaranteed if Executive remains an employee through the payout date or payment is otherwise due under the Agreement)
-        Payout maximum is 200% of target = $868,000
-        Exception:  Full cycle participation; not prorated for new hire
-        Payout date:  March 2003
-        Requires Nationwide Compensation Committee approval
-        Will have the standard provisions for executive grants

NATIONWIDE BENEFITS - KEY COMPONENTS
MICHAEL HELFER
PAGE 2


Long-Term Performance Plan (LTPP) (continued)
---------------------------------

-        Future participation consistent with executive grade level
-        Hiring Inducement Exception:
         *       Special participation in the 1999-2001 LTPP performance cycle
         * $362,000 target award opportunity (guaranteed if Executive remains an employee through the payout date or payment is otherwise due under the Agreement)
         *       _ pro-rated participation
         *       Payout date:  March 2002
         *       Will have the standard provisions for executive grants

SUPPLEMENTAL EXECUTIVE RETIREMENT BENEFIT
-        Described in Employment Agreement

TERMINATION PROVISIONS
-        Described in Employment Agreement

COMPANY CAR
-        Executive perquisite automobile as provided by Nationwide policy;
         includes underground Executive Garage Parking; car maintenance and wash service included

VACATION
-        Automatic 4 weeks vacation for elected officers, including 2000
-        Award 11 holiday/personal days per year
-        Award 3 family illness days per year

401(K)-NATIONWIDE SAVINGS PLAN (NSP)
-        Tax-qualified profit sharing plan
-        50% match on first 6%
-        66% match on first 6% effective January, 2001
- Pays a lump sum benefit, or can be paid monthly or in installments based on life expectancy
-        Eligible after 1 month of service
-        Covered compensation maximum under tax code (currently $170,000)
- 15 investment funds, daily valuation, loans, limited in-service withdrawals

RETIREMENT
-        Nationwide Retirement Plan - defined benefit pension plan
-        Covered compensation subject to tax code limit

INDIVIDUAL DEFERRED COMPENSATION
- Nationwide plan that offers multiple investment options to tax defer base salary and/or cash incentive compensation until retirement, termination, or other specified period during employment
- Nationwide executives have the option to defer up to 100% of base salary and incentives
-        Elections are made at hire and every year

SUPPLEMENTAL RETIREMENT PLAN
- Non-qualified plan designed to "make up" lost retirement benefits limited by IRS (covered compensation, service, integration)

NATIONWIDE BENEFITS - KEY COMPONENTS
MICHAEL HELFER
PAGE 3


SUPPLEMENTAL DEFINED CONTRIBUTION PLAN
- Non-qualified plan designed to "make up" lost 401(k) company match contributions limited by IRS (covered compensation)

TEMPORARY HOUSING AND TRANSPORTATION EXPENSE BUDGET
- An expense budget will be established by the Company for up to 12 months for the purpose of providing temporary corporate housing and commuting to and from Executive's current home to permanent Columbus residence as needed

EXECUTIVE RELOCATION PACKAGE
-        Complete executive relocation package provided

COUNTRY CLUB MEMBERSHIP

- Nationwide will sponsor a country club membership of Executive's choice; includes initiation fees and membership dues

EXECUTIVE ON LINE (EOL) PROGRAM
- Nationwide will provide home-based PC, printing, faxing, copying, and integration with office databases

EXECUTIVE DINING ROOM
-        Use privileges for the Executive Dining Room

FINANCIAL PLANNING SERVICES
- Asset Management Group provides financial planning services for executives
-        Available to Nationwide Senior Officer Council or Executive Management
         Council

EXECUTIVE PHYSICALS PROGRAM
-        Provided to Executive at no cost

HOME SECURITY SERVICES
-        Provided to Executive at no cost

COMPANY PLANE
- Executive officers can request use of Company plane for business purposes; available based on need to groups of employees.

                                    EXHIBIT B

             SEPARATION OF EMPLOYMENT AGREEMENT AND GENERAL RELEASE



                  WHEREAS ______________ ("Executive") has been employed by ________________ (the "Company"), and because the Executive's employment with the Company will terminate effective _____________, Executive and the Company agree as follows:

                  1. In consideration of the promises of the Company set forth in paragraph 3 below, Executive, and his or her heirs, executors and administrators, intending to be legally bound, hereby permanently and irrevocably agrees to the termination of Executive's employment with the Company effective on _____________ (or such earlier date as may be communicated in writing by ___________) (the "Termination Date") and hereby REMISE, RELEASE and FOREVER DISCHARGE the Company and any individual or organization related to the Company and against whom or which Executive could assert a claim, including _____________________ (hereinafter referred to collectively as "Releasees"), of and from any and all causes of action, suits, debts, claims and demands whatsoever, which he had, has, or may have against Releasees up until the date of his execution of this Agreement and General Release, other than the Release Exclusions (as defined below). Particularly, but without limitation, Executive so releases all claims relating in any way to his employment or the termination of his employment relationship with the Company, including without limitation claims under the Ohio Fair Employment Practice Law, Ohio Rev. Code Ann. ss. 4112.01 ET SEQ. ("Ohio Fair Employment Practice Law"), Title VII of the Civil Rights Act of 1964, AS AMENDED, ss. 42 U.S.C. 2000e ET SEQ. ("Title VII"), the Americans with Disabilities Act, 42 U.S.C. ss. 12101 ET SEQ. (thE "ADA"), the Employee Retirement Income Security Act 29 U.S.C. ss. 1001 ET SEQ. ("ERISA"), the Age Discrimination in Employment Act, AS AMENDED 29 U.S.C. ss. 621 ET SEQ. (the "ADEA"), any common law claims and all claims for counsel fees and costs. Executive agrees that Executive will not file any charge of discrimination against the Company or any of Releasees under the Ohio Fair Employment Practice Law, Title VII, ERISA, the ADA or the ADEA, or any other federal, state or local law. Executive further agrees and covenants that should any person, organization, or other entity file, charge, claim, sue, or cause or permit to be filed any civil action, suit or legal proceeding involving any matter occurring at any time in the past, Executive will not seek or accept any personal relief in such civil action, suit or legal proceeding. This release also does not give up Executive's rights, if any, to the following claims that Executive has or may have (the "Release Exclusions"): (i) to seek indemnification pursuant to applicable state law and the Company's By-Laws and (ii) to seek coverage under directors' and officers' liability insurance policies maintained or required to be maintained by the Company.

                  2. Executive shall promptly take all steps necessary to dismiss with prejudice any and all pending complaints, charges and grievances against the Company or Releasees, regardless of whether they are or have been filed internally or externally. Executive waives his or her right to institute or have pursued on his behalf any further complaints or grievances against the Company or Releasees for any matter occurring up to the present, regardless of the forum, other than the Release Exclusions. Executive also agrees that the payment in Paragraph 3 is in full satisfaction of any liability or obligation to Executive under the Employment Agreement, dated as of January 1, 2000, between the Company and Executive.

                  3. In full consideration of Executive's execution of this Separation of Employment Agreement and General Release, and his or her agreement to be legally bound by its terms, the Company will provide Executive with the following consideration, to which Executive acknowledges he or she would not otherwise be entitled:

                  (a)-(b) [Refer to applicable sections of Employment Agreement]

                     Executive understands and expressly agrees that each
              benefit enhancement and payment under paragraphs (a) and (b) above is expressly contingent on Executive's continued employment through _________________, or such earlier date as may be communicated in writing by the Company.

                  Except as set forth in this Agreement, it is expressly agreed and understood that Releasees do not have, and will not have, any obligation to provide Executive at any time in the future with any payments, benefits or considerations other than those recited in this paragraph, or those required by law, other than under the terms of any benefit plans which provide benefits or payments to former employees according to their terms and other than the Release Exclusions.

                  4. If Executive brings a legal action against the Company or Releasees in contravention of any part of this Agreement and General Release, including paragraph 1 of this Agreement, Executive agrees and acknowledges that he or she will reimburse the Company or Releasees for all their reasonable attorneys' fees in defending such action.

                  5. The parties acknowledge that the performance of the promises of each are expressly contingent upon the fulfillment and satisfaction of the obligations of the other party as set forth in this Agreement and General Release.

                  6. Executive hereby agrees and recognizes that, as of his or her Termination Date, Executive's employment relationship with the Company or Releasees will be permanently and irrevocably severed and that Executive waives his or her right to be hired or rehired in the future by the Company and any of its affiliates. It is further agreed and understood that Executive will continue to be available and cooperate in a reasonable manner in providing assistance to the Company in concluding any matters which are reasonably related to the duties and responsibilities which Executive had while employed by the Company, provided that such cooperation and assistance does not interfere with any subsequent employment obtained by Executive.

                  7. Executive agrees and acknowledges that this Agreement is not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by Releasees.

                  8. Executive agrees, covenants and promises that Executive will not communicate or disclose the terms of this Agreement and General Release to any persons with the exception of members of Executive's immediate family and Executive's attorney and financial advisor. Executive further agrees to refrain from using or disclosing for the benefit of any person, business or entity other than the Company, any confidential information relating to the Company's business, which includes but is not limited to information relating to the Company's employees, processors, suppliers, customers, services, plans, marketing studies or analyses, and financial or business affairs. Executive represents that any and all documents containing such confidential information will be returned to the Company upon termination of employment.

                  9. This Agreement and General Release, and the provisions of the Employment Agreement that survive Executive's termination of employment, constitute the complete and entire understanding between the parties, and supersede any and all prior agreements and understandings between the parties to the extent they are inconsistent with this Agreement.

                  10. Executive hereby certifies that Executive has read the terms of this Agreement and General Release, that Executive has been advised by the Company to consult with an attorney of his or her own choice prior to executing this Agreement, that Executive has had an opportunity to do so, and that Executive understands this Agreement's terms and effects. Executive further certifies that neither Releasees nor any representative of Releasees has made any representations to Executive concerning this Agreement and General Release other than those contained herein.

                  11. Executive acknowledges that Executive has been informed that this Agreement and General Release includes a waiver of claims under the ADEA, and that Executive has the right to consider this Agreement and General Release for a period of 21 days. Executive also understands that he or she has the right to revoke this Agreement and General Release for a period of seven days following his execution of this Agreement and General Release by giving written notice to the Company in care of ___________________, One Nationwide Plaza, Columbus, OH 43215.

                  12. If any provision of this Agreement and General Release is deemed invalid, the remaining provisions shall not be affected.

                  IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have executed the foregoing Agreement and General Release on the dates indicated below.

                  WITNESS:
                          --------------------     -----------------------------
                                                   Executive

                                                   DATE:
                                                         -----------------------


                  WITNESS:                           BY:
                          --------------------          ------------------------

                                                     TITLE:
                                                           ---------------------

                                                     DATE:
                                                          ----------------------